EXHIBIT 99.1

PAXSON COMMUNICATIONS COMPLETES $1.13 BILLION REFINANCING

Transaction Increases Financial Flexibility and Enables Focus on Future Growth

(West Palm Beach, FL – January 3, 2006) – Paxson Communications Corporation (AMEX: PAX) (the “Company”) today announced that it has successfully completed its previously announced $1.13 billion debt refinancing, consisting of a first and second priority secured notes offering and a term loan facility. The Company used the proceeds to refinance all of its previously outstanding debt securities and to pay transaction fees and expenses.

“This refinancing is an important first step towards maximizing the full potential of our unique distribution platform,” said Brandon Burgess, Chief Executive Officer of Paxson. “We have lowered our cost of debt, eliminated near term liquidity constraints, extended all repayment maturities until after 2012, and now have debt covenants with flexibility to manage the business strategically.”

The refinancing increases the Company’s flexibility in a variety of ways, in comparison to the covenants of the prior debt securities. Subject to certain limitations and conditions, the new debt covenants give the Company a quarterly election to pay interest on the second priority notes in either cash or deferred interest for four years, allow for the possibility of raising an additional $600 million in subordinated indebtedness, and permit certain change of control events to occur without triggering mandatory repayment of the new debt securities.

Additional information concerning the refinancing transactions is contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 30, 2005.

Citigroup Global Markets Inc., UBS Securities LLC, Bear, Stearns & Co. Inc., CIBC World Markets Corp. and Goldman, Sachs & Co. were joint book-running managers for the offering.

About Paxson Communications Corporation
Paxson Communications Corporation owns and operates the nation’s largest broadcast television station group. Paxson reaches approximately 91 million U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit Paxson’s website at www.paxson.com.

Note: Paxson distribution data provided by Nielsen Media Research.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Contact:
Leslie Monreal, Director of Public Relations
561-682-4134

Investor Contact:
Richard Garcia, Senior Vice President and CFO
561-682-4209